EXHIBIT 10.3

                                      NOTE

                                 Houston, Texas
$900,000.00                                                               , 1997
                                                            --------------

      FOR VALUE RECEIVED, INDUSTRIAL HOLDINGS, INC., a Texas corporation, LSS-LONE STAR-HOUSTON, INC., a Texas corporation, AMFLOW MASTER ENVIRONMENTAL, INC., a Texas corporation, AMERICAN RIVET COMPANY, INC., an Illinois corporation, LANDRETH ENGINEERING COMPANY, a Texas corporation, PIPELINE VALVE SPECIALTY, INC., a Texas corporation, THE REX GROUP, INC., a Texas corporation, REX SUPPLY CORPORATION, a Texas corporation, REX MACHINERY SALES, INC., a Texas corporation, REX MACHINERY MOVERS, INC., a Texas corporation, U.S. CRATING, INC., a Texas corporation, REX INTERNATIONAL CORPORATION, a Texas corporation, FIRST TEXAS CREDIT CORPORATION, a Texas corporation, XTEL CORPORATION, a Texas corporation, and LOSCO, INC., a Texas corporation, jointly and severally, promise to pay to the order of COMERICA BANK-TEXAS, a Texas corporation, at P.O. Box 4167, Houston, Texas 77210-4167 (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of Nine Hundred Thousand and No/100 Dollars ($900,000.00) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate and (b) the Additional Interest; PROVIDED, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

      16. DEFINITIONS. As used in this note, the following terms shall have the respective meanings indicated:

      (1) "ACCOUNTS," "EQUIPMENT," "GENERAL INTANGIBLES" and "INVENTORY" shall have the meanings assigned to them in the Uniform Commercial Code in force and effect in the State of Texas on the date of this Agreement.

      (2) "ADDITIONAL INTEREST" means the aggregate of all amounts accrued or paid pursuant to this note or any of the other Loan Documents (other than interest on this note at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by this note.

      (3) "ANNIVERSARY DATE" shall have the meaning assigned thereto in SECTION 4 hereof.

      (4) "BUSINESS DAY" means any day, other than a Saturday or a Sunday, when Payee is open for business.

                                      Ex-4

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      (5) "CEILING RATE" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter One establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter One) for that day. Payee may from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to any Maker, if and to the extent permitted by Chapter One. Without notice to any Maker or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

      (6) "CHAPTER ONE" means Chapter One of Title 79, Texas Revised Civil Statutes, 1925, as amended.

      (7) "CONSOLIDATED LEC NOTE" means that certain promissory note dated November 1, 1996 in the original principal sum of $578,152.63 executed by Makers, payable to the order of Payee, as the same may be amended, restated, modified, rearranged, renewed and extended from time to time.

      (8) "DEBT" means the indebtedness evidenced by this note and the indebtedness to Payee incurred under or evidenced by the Other Notes and the other Loan Documents.

      (9) "DEED OF TRUST" means the Deed of Trust and Security Agreement (with Assignment of Rents) dated concurrently herewith from LSS-Loan Star-Houston, Inc., f/k/a Loan Star Screw Company of Houston, to Payee, covering, among other property, certain real property located in Harris County, Texas, together with any and all improvements thereon from time to time and the personal property related to the real property covered by the Deed of Trust, as the same may be amended, supplemented, restated or replaced from time to time.

      (10)"EQUIPMENT NOTE A" means that certain promissory note dated November 1, 1996 in the original principal sum of $1,800,000.00, executed by Makers, payable to the order of Payee, as the same may be amended, restated, modified, rearranged, renewed and extended from time to time.

      (11)"EQUIPMENT NOTE B" means that certain promissory note dated of even date herewith in the original principal sum of $800,000.00, executed by Makers, payable to the order of Payee, as the same may be amended, restated, modified, rearranged, renewed and extended from time to time.

      (12)"GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

      (13)"GENERAL SECURITY AGREEMENT" means that certain Security Agreement of even date herewith from Makers, in favor of Payee, covering, among other property more fully described therein, all of Makers' Accounts, General Intangibles, Inventory and Equipment, as the same may be amended, modified, renewed, extended, ratified, confirmed and supplemented from time to time.

      (14)"IHI" means Industrial Holdings, Inc., a Texas corporation.

      (15)"LINE OF CREDIT NOTE" means that certain Master Note dated of even date herewith executed by Makers, payable to the order of Payee, in the original principal sum of $14,000,000.00, as the same may be amended, restated, modified, rearranged, renewed and extended from time to time.

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      (16)"LOAN DOCUMENTS" means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the indebtedness evidenced by this note or any of the Other Notes.

      (17)"MAKERS" means IHI, LSS-Loan Star-Houston, Inc., a Texas corporation, Amflow Master Environmental, Inc., a Texas corporation, American Rivet Company, Inc., an Illinois corporation, Landreth Engineering Company, a Texas corporation, Pipeline Valve Specialty, Inc., a Texas corporation, The Rex Group, Inc., a Texas corporation, Rex Supply Corporation, a Texas corporation, Rex Machinery Sales, Inc., a Texas corporation, Rex Machinery Movers, Inc., a Texas corporation, U.S. Crating, Inc., a Texas corporation, Rex International Corporation, a Texas corporation, First Texas Credit Corporation, a Texas corporation, XTEL Corporation, a Texas corporation, and Losco, Inc., a Texas corporation. "MAKER" means any one of them.

      (18)"MATURITY DATE" means the maturity of this note, fifteen (15) calendar years from the date hereof, as the same may hereafter be accelerated pursuant to the provisions of this note or any of the other Loan Documents.

      (19)"ORIGINAL LANDRETH NOTE" means that certain promissory note in the original principal sum of $506,783.40, dated as of October 26, 1992, executed by Landreth, payable to the order of Payee, as the same may be amended, restated, modified, rearranged, renewed and extended from time to time.

      (20)"OTHER NOTES" means Line of Credit Note, Equipment Note A, Equipment Note B, the Consolidated LEC Note, the Rex/Mach Note, the Original Landreth Note and any and all other promissory notes now or hereafter executed by any of the Makers in connection with the specific advance loan facility in favor of Makers, established by Payee, including (i) that certain promissory note dated December 5, 1994 in the original principal sum of $16,400, executed by Makers payable to the order of Payee; (ii) that certain promissory noted dated January 23, 1995 in the original principal sum of $22,400, executed by Makers payable to the order of Payee; (iii) that certain promissory noted dated August 20, 1996 in the original principal sum of $31,600.00, executed by Makers payable to the order of Payee; (iv) that certain promissory noted dated October 18, 1996 in the original principal sum of $35,500.00, executed by Makers payable to the order of Payee;
(v) that certain promissory noted dated January 10, 1997 in the original principal sum of $11,400.00 executed by Makers payable to the order of Payee, as any of the same may be amended, modified, restated, renewed, extended, replaced or substituted for from time to time.

      (21)"PAST DUE RATE" means, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum nonusurious rate of interest for that day, then the Past Due Rate for that day shall be a rate per annum equal to the Stated Rate plus five percent (5%) per annum.

      (22)"PAYEE" means Comerica Bank-Texas, a Texas banking corporation, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term "Payee" shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from

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a prior Payee.

      (23)"PRIME RATE" means, on any day, the rate established from time to time by Payee for the guidance of its loan officers, whether otherwise published or announced. Without notice to any Maker or any other person or entity, the Prime Rate shall automatically fluctuate upward and downward as and in the amount by which said prime rate fluctuates, with each change to be effective as of the date of each change in said prime rate. THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED TO ANY CUSTOMER, AND PAYEE DISCLAIMS ANY STATEMENT, REPRESENTATION OR WARRANTY TO THE CONTRARY. PAYEE MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE OR BELOW THE PRIME RATE.

      (24)"REX/MACH NOTE" means that certain promissory note in the original principal sum of $848,592.00, dated as of July 11, 1996, executed by Makers, payable to the order of Payee, as the same may be amended, restated, modified, rearranged, renewed and extended from time to time.

      (25)"STATED RATE" means, on any day, a rate per annum equal to the Prime Rate; PROVIDED, that if on any day the Prime Rate for that day shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balance of this note plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. If this note matures (or is prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of this note, Makers, jointly and severally, promise to pay on demand to the order of the holder of this note interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on this note if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on this note if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued hereon to such maturity (or prepayment) date. Without notice to any Maker or any other person or entity, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this Subsection.

      17. SECURITY; NOTATION OF LOANS AND PAYMENTS. This note is secured or guaranteed by, among other security, the Deed of Trust and the General Security Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of any Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; PROVIDED, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect any Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect any Maker's entitlement to credit for that payment as of the date received by the holder. The obligation (if any) of Payee to make any further advances against this note shall cease and terminate upon the occurrence of a default under this note or an event which, with notice, the passage of time or both would constitute such a default under this note. Payee may condition any advance against this note upon delivery to Payee of a written request for advance, in form and substance satisfactory to Payee, accompanied by such supporting evidence as Payee may require. Amounts paid or prepaid under this note may not be reborrowed.

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      18. COMPUTATION OF INTEREST. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made. Such interest shall be computed for the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

      19. MANDATORY PAYMENTS OF PRINCIPAL AND INTEREST.

      (1) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable (i) on March 1, 1997, and (ii) on the first (1st) day of each succeeding calendar month thereafter before the Maturity Date. In addition, all accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable at the Maturity Date.

      (2) The principal of this note shall be due and payable in monthly installments of Five Thousand and No/100 Dollars ($5,000.00) each. The first installment shall be due and payable on March 1, 1997, and a like installment shall be due and payable on the first (1st) day of each succeeding calendar month thereafter until this note shall have been fully paid and satisfied; PROVIDED, that on the Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

      (3) All payments hereon made pursuant to this Section shall be applied first to accrued interest, the balance to principal.

      (4) If any payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment into another calendar month or beyond the Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.

      (5) Notwithstanding anything contained in this note or any of the other Loan Documents (and without limiting any other provision contained in any of them for the acceleration of the maturity of this note), beginning with the fifth (5th) Anniversary Date and with respect to each Anniversary Date occurring thereafter, Payee, in its sole and absolute discretion, with or without cause, may elect to accelerate the final stated maturity of this note to any such Anniversary Date by giving written notice to Maker of such election no later than thirty (30) days prior to the applicable Anniversary Date.

      20. NO USURY INTENDED; SPREADING. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Ceiling Rate. In this connection, each Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or

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construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. No
Maker or any other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall ever be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling
Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling
Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between any Maker and Payee.

      21. Financial and Other Information. From the date hereof until the principal of and interest on this note, the Other Notes and other indebtedness is paid in full, and the ability, if any, of Makers to obtain loans under the Line of Credit Note or any of the Other Notes has irrevocably terminated, each Maker covenants and agrees that it will (or will cause each other Maker to):

          (1) SEC REPORTS. Furnish to Payee within five (5) days after the filing with the Securities and Exchange Commission by any Maker, true, correct and complete copies of all such filings, of any financial statements, registration statements, reports and proxy statements.

          (2) ANNUAL AUDITED FINANCIAL REPORTS. Furnish to Payee in form satisfactory to Payee not later than ninety (90) days after the close of each fiscal year of Makers, a balance sheet as at the close of each such fiscal year and statements of income and statements of cash flows for each such fiscal year and for Makers, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by Makers and acceptable to Payee and shall contain unqualified opinions as to the fairness of the statements therein contained.

          (3) MAKERS'S MONTHLY FINANCIAL STATEMENTS. Furnish to Payee not later than twenty (20) days after the close of each month of each fiscal year of Makers, financial statements containing the balance sheet of Makers as of the end of each such period, statements of income and statements of cash flows of Makers up to the end of such period. These statements shall be prepared on substantially the same accounting basis as the statements required in SECTION 6(B) of this Agreement and shall be in such detail as Payee may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of Makers.

          (4) ADVERSE EVENTS. Promptly inform Payee of the occurrence of any Event of Default or Default, or of any occurrence which has or could reasonably be expected to have a materially adverse effect upon any Maker's business, properties, financial condition or ability to comply with its obligations hereunder.

          (5) OTHER MAKERS' FINANCIAL INFORMATION. Furnish or cause to be furnished to Payee as soon as available and in any event (a) within 90 days after the end of each calendar year, the current

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      and complete financial statement and cash flow statement of each Maker
      (other than Makers) prepared on a form approved by Payee and completed in such detail as Payee shall require and (b) as soon as it has been filed with the United States Internal Revenue Service, each Maker's federal tax return for each calendar year.

          (6) OTHER INFORMATION AS REQUESTED. Promptly furnish (or cause to be furnished) to Payee such other information regarding the operations, business affairs and financial condition of the Makers as Payee may reasonably request from time to time and permit Payee, its employees, attorneys and agents, to inspect all of the books, records and properties of the Makers at any reasonable time.

      22. DEFAULT. The occurrence of any of the following events shall constitute default under this note, whereupon the obligation (if any) of Payee to make any further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any of the Loan Documents and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable:

      (1) any part of the Debt is not paid when due, whether by lapse of time or acceleration or otherwise.

      (2) any Maker fails to perform, observe or comply with--or defaults under--any of the terms, covenants, conditions or provisions contained in any Loan Document.

      (3) any representation or warranty made in this note or any of the other Loan Documents or in any other report or other paper now or hereafter provided to Payee pursuant or incident to this note or any other Loan Document or the Debt proves to have been untrue or misleading in any material respect as of the date made or deemed made.

      (4) any Maker: (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay its debts as they mature; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of any receiver or trustee for any such party or for any substantial portion of its property; or (vi) make an assignment to an agent authorized to liquidate any substantial part of its assets.

      (5) in respect of any Maker: (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor's arrangement of any such party; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such party or for any substantial portion of its property; or (iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the property of any such party and such petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within thirty (30) days after its entry or levy.

      (6) a conveyance, transfer, assignment or pledge of a controlling interest in any Maker shall occur, in a single transaction or a series of transactions, without Payee's prior written consent.

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      (7) the death, legal incompetency, dissolution, liquidation or termination of any Maker.

      (8) any action, suit or proceeding shall be commenced against or affecting any Maker or involving the validity or enforceability of this note or any other Loan Document, at law or in equity, or before any governmental authority, which in Payee's judgment, impairs or would impair Payee's ability to collect the Debt when due or the enforceability of this note or any other Loan Document.

      (9) any one or more final judgments for the payment of money shall be rendered against any Maker and the same shall remain unstayed or undischarged for a period of thirty (30) days.

      (10)any Maker shall be prevented or relieved by any governmental authority from performing or observing any material term, covenant or condition of this note or any other Loan Document.

      (11)any material adverse change shall occur in the assets, financial condition, business, operations, affairs or circumstances of any Maker.

      (12)any Maker shall fail to pay when due any principal of or interest on any borrowed money obligation or the holder of such other obligation declares--or may declare--such obligation due before its stated maturity because of default.

      (13)any Maker shall be in default under or in violation of any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or interpretation of any of them) of the United States of America, any State of the United States of America or any political subdivision of any of them, or of any agency, department, commission, board, bureau or court or other tribunal having jurisdiction over any such party or any such party's property.

      (14)any Maker shall claim--or any court shall find or rule--that Payee does not have a valid lien on any security which may have been provided by such Maker.

      (15)the sale, encumbrance or abandonment (except as otherwise expressly agreed to in writing by Payee) of any property now or hereafter covered by any instrument now or hereafter securing the Debt, the making of any levy, seizure or attachment of or on any such property or the loss, theft, substantial damage or destruction of any such property.

      (16)any Maker shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from its date.

      (17)any Maker fails to pay when due any amount which he or it is liable to pay to the Pension Benefit Guaranty Corporation ("PBGC") or its successor or to any plan (a "PLAN") maintained for any of the such Maker's employees subject to Title IV of the Employee Retirement Benefit Act of 1974, as amended, and

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related regulations ("ERISA"), or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce Section 515 or
Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated.

      (18)a default, an event of default or a similar event (however denominated) shall occur under the terms and conditions of any other Loan Document.

      (19)Makers shall have a consolidated net loss (determined in accordance with generally accepted accounting principles) from operations for any fiscal year of Makers.

      (20)Demand for payment shall be made by Payee under the Other Notes or the Line of Credit Note shall be fully paid and satisfied and the rights of Makers, if any, to borrow sums under the Other Notes shall be irrevocably terminated, either voluntarily or involuntary.

      23. NO WAIVER BY PAYEE. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee's right to accelerate this note for any late payment or any Maker's failure to timely fulfill its other obligations hereunder or under the other Loan Documents shall not be waived or deemed waived by Payee by Payee's having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for any Maker's failure to timely perform its obligations hereunder or under the other Loan Documents. Payee shall not be obligated or be deemed obligated to notify any Maker that it is requiring any Maker to strictly comply with the terms and provisions of this note and the other Loan Documents before accelerating this note and exercising its other remedies hereunder or under the other Loan Documents because of any Maker's failure to timely perform its obligations under this note and the other Loan Documents.

      24. COSTS AND ATTORNEYS' FEES. If any holder of this note retains an attorney in connection with any default or to collect, enforce or defend this note or any of the Loan Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if any Maker sues any holder in connection with this note or any of the Loan Documents and does not prevail, then any Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys' fees. To the extent not prohibited by applicable law, Makers, jointly and severally, will pay all costs and expenses and reimburse Payee for any and all expenditures of every character incurred or expended from time to time, regardless of whether or not a default has occurred, in connection with (a) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of this note or any loan or credit facility evidenced by or relating to this note, including legal, accounting, auditing, architectural engineering and inspection services and disbursements, or in connection with collecting or attempting to enforce or collect this note or any of the other Loan Documents, (b) Payee's evaluating, monitoring, administrating and protecting any collateral ("COLLATERAL") now or hereafter securing payment of any part of this note and (c) Payee's creating, perfecting and realizing upon Payee's security interests in and liens on any Collateral, and all costs and expenses relating to Payee's exercising any of its rights and remedies hereunder or under any other Loan Document or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and

                               Page 9 of 13 pages
commissions, title review and abstract fees, Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of any Collateral and all fees and expenses for any professional services relating to the Collateral or any operations conducted in connection with it; PROVIDED, that no right or option granted by any Maker to Payee or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on Payee to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection with it for the benefit of any Maker or any other person or entity other than Payee. Each Maker agrees to indemnify, defend and hold Payee, its shareholders, directors, officers, agents, attorneys, advisors and employees (collectively "INDEMNIFIED PARTIES") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from this note, any Loan Document or any transaction or event contemplated herein or therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. directly results from the gross negligence or willful misconduct of that Indemnified Party). Any amount to be paid under this Section by Maker to Payee shall be a demand obligation owing by Maker to Payee and shall bear interest from the date of expenditure until paid at the Past Due Rate.

      25. WAIVERS BY MAKERS AND OTHERS. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, each Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

      26. SECTION HEADINGS. Section headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

      27. VENUE; CHOICE OF LAW. This note is performable in Dallas County, Texas, which shall be a proper place of venue for suit on or in respect of this note. Each Maker hereby irrevocably agrees that any legal proceeding in respect of this note shall be brought in the district courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division (collectively, the "SPECIFIED COURTS"). Each Maker hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note or any of the Loan Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Maker further irrevocably consents to the service of process out of

                               Page 10 of 13 pages
any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to each Maker. Nothing herein shall affect the right of Payee to commence legal proceedings or otherwise proceed against any Maker in any jurisdiction or to serve process in any manner permitted by applicable law. Any Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

      28. OFFSET RIGHTS. Payee is hereby authorized at any time and from time to time, without notice to any person or entity (and each Maker hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other properties of such Maker now or in the future in the possession, custody or control of Payee, or on deposit with or otherwise owed to such Maker by Payee--including without limitation all such monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by such Maker for others unaffiliated with such Maker)--against any and all of such Maker's obligations to Payee now or hereafter existing under this note, irrespective of whether Payee shall have made any demand under this note. Payee agrees to use reasonable efforts to promptly notify the applicable Maker after any such set-off and application made by Payee, PROVIDED that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on Payee. Payee's rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Payee may have.

      29. SUCCESSORS AND ASSIGNS. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of each Maker and Payee.

      30. RECORDS OF PAYMENTS. The records of Payee shall be prima facie evidence of the amounts owing on this note.

      31. SEVERABILITY. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

      32. SALE AND ASSIGNMENT. Payee reserves the right, exercisable in its sole discretion and without notice to any Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

      33. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as follows (and if so given, shall

                               Page 11 of 13 pages
be deemed given when mailed):

      If to any Maker:                       If to Payee:

      7135 Ardmore                           Comerica Bank-Texas
      Houston, Texas   77054                 1601 Elm Street
      Attn: Robert Cone                      Dallas, Texas 75201
                                             Attention:  Gary W. Orr

                                             with a copy to:

                                             Comerica Bank-Texas
                                             P. O. Box 4167
                                             Houston, Texas  77210-4167
                                             Attention:  Mark H. Metcalfe

Any Maker's address for notice may be changed at any time and from time to time, but only after thirty (30) days' advance written notice to Payee and shall be the most recent such address furnished in writing by such Maker to Payee. Payee's address for notice may be changed at any time and from time to time, but only after ten (10) days' advance written notice to Makers and shall be the most recent such address furnished in writing by Payee to Makers. Actual notice, however and from whomever given or received, shall always be effective when received.

      34. PREPAYMENT. Makers may at any time pay the full amount or any part of this note without the payment of any premium or fee. All prepayments hereon shall be applied first to accrued interest and the balance to the remaining principal installments in inverse order of their maturity.

      35. CAPITAL ADEQUACY. If, after the date of this note, Payee shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Payee's capital (or on the capital of any person or entity owning or holding a participation interest in the indebtedness evidenced by this note (each a "PARTICIPANT")) as a consequence of its obligations to any Maker with respect to the loans evidenced or to be evidenced by this note to a level below that which could have been achieved but for such adoption, effectiveness, change or compliance (taking into consideration Payee's policies (or the policies of any applicable Participant) with respect to capital adequacy) by an amount deemed by Payee to be material, then from time to time, Makers, jointly and severally, shall pay to Payee such additional amount or amounts as will compensate Payee (and each applicable Participant) for such reduction. A certificate of Payee setting forth such amount or amounts as shall be necessary to compensate Payee (and each applicable Participant) as specified in this Section shall be delivered as soon as practicable to Makers and shall be conclusive and binding, absent manifest error. Makers, jointly and severally, shall pay Payee the amount shown as due on any such certificate within fifteen
(15) days after Payee delivers such certificate. In preparing such certificate, Payee may employ such assumptions and allocations of costs and expenses as it shall in good

                               Page 12 of 13 pages
faith deem reasonable and may use any reasonable averaging and attribution method.

      36. BUSINESS LOANS. Each Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

      37. ENTIRE AGREEMENT. This note and the other Loan Documents embody the entire agreement and understanding between Payee and Makers and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Each Maker acknowledges and agrees that there is no oral agreement between such Maker and Payee which has not been incorporated in this note and the other Loan Documents.

                                 INDUSTRIAL HOLDINGS, INC., a Texas corporation

                                 By: /s/ ROBERT E. CONE
                                       Robert E. Cone, President


                                 LSS-LONE STAR-HOUSTON, INC.
                                 AMFLOW MASTER ENVIRONMENTAL, INC.
                                 AMERICAN RIVET COMPANY, INC.
                                 LANDRETH ENGINEERING COMPANY
                                 PIPELINE VALVE SPECIALTY, INC.
                                 THE REX GROUP, INC.
                                 REX SUPPLY CORPORATION
                                 REX MACHINERY SALES, INC.
                                 REX MACHINERY MOVERS, INC.
                                 U.S. CRATING, INC.
                                 REX INTERNATIONAL CORPORATION
                                 FIRST TEXAS CREDIT CORPORATION
                                 XTEL CORPORATION
                                 LOSCO, INC.


                                 By: /s/ ROBERT E. CONE
                                     Robert E. Cone,
                                     Chief Executive Officer of each of them

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